                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-82634



PROSPECTUS



                                1,375,000 Shares



                        WEATHERFORD INTERNATIONAL, INC.


                                  Common Stock

                              -------------------

         The shares of our common stock offered under this prospectus are issuable on exchange or redemption of exchangeable shares of Weatherford ER Acquireco Inc. We will not receive any cash proceeds for the shares offered under this prospectus.

         Our common stock is listed and traded on the New York Stock Exchange under the symbol "WFT". On February 8, 2002, the last reported sales price for our common stock on the New York Stock Exchange was $38.90 per share.

         Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027. Our telephone number is (713) 693-4000.

                              -------------------

         You should carefully review and consider the information under the headings "Forward-Looking Statements" beginning on page 4 and "Risk Factors" beginning on page 6 of this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                              -------------------

                 The date of this prospectus is March 5, 2002.



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                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..........................................................2

WHERE YOU CAN FIND MORE INFORMATION............................................2

FORWARD-LOOKING STATEMENTS.....................................................4

RISK FACTORS...................................................................6

USE OF PROCEEDS................................................................6

DESCRIPTION OF CAPITAL STOCK...................................................6

PLAN OF DISTRIBUTION...........................................................9

LEGAL MATTERS.................................................................10

EXPERTS.......................................................................10


                              ABOUT THIS PROSPECTUS

         The shares of common stock offered hereby are issuable on exchange or redemption of exchangeable shares ("Exchangeable Shares") of Weatherford ER Acquireco Inc. ("ER Acquireco"). ER Acquireco and Weatherford Canada Ltd. ("WCL"), an Alberta corporation, are wholly-owned subsidiaries of Weatherford. ER Acquireco issued the Exchangeable Shares to the shareholders of ER Amalco Inc. ("ER Amalco") and EP Amalco Inc. ("EP Amalco") in exchange for all of the outstanding common shares of ER Amalco and EP Amalco in connection with our acquisition of ER Amalco and EP Amalco.

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a "shelf" registration process. This means we may issue the common stock covered by this prospectus from time to time when the holders of Exchangeable Shares present their shares for exchange. Holders of Exchangeable Shares will receive one share of our common stock for each Exchangeable Share they exchange or we redeem.

         UNDER NO CIRCUMSTANCES SHOULD THE DELIVERY TO YOU OF THIS PROSPECTUS OR ANY EXCHANGE OR REDEMPTION MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. IN THIS PROSPECTUS, WHEN WE REFER TO WEATHERFORD AND USE PHRASES SUCH AS "WE" AND "US", WE ARE GENERALLY REFERRING TO WEATHERFORD INTERNATIONAL, INC. AND ITS SUBSIDIARIES AS A WHOLE OR ON A DIVISION BASIS DEPENDING ON THE CONTEXT IN WHICH THE STATEMENTS ARE MADE.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may inspect and copy those reports, proxy statements and other information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

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         The SEC maintains a World Wide Web site on the Internet at
http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. You can also inspect and copy those reports, proxy and information statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is listed.

         We have filed with the SEC a registration statement on Form S-3 covering the shares offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the common stock being offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

         The following documents that we have filed with the SEC (File No.1-13086) are incorporated by reference into this prospectus:

         o Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Amendment Nos. 1 and 2 to Form 10-K on Forms 10-K/A;

         o     Our Quarterly Report on Form 10-Q for the quarter ended March 31,
               2001;

         o     Our Quarterly Report on Form 10-Q for the quarter ended June 30,
               2001;

         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

         o     Our Current Report on Form 8-K dated January 30, 2001;

         o Our Current Report on Form 8-K dated February 9, 2001, as amended by Amendment No. 1 to Form 8-K on Form 8-K/A;

         o     Our Current Report on Form 8-K dated April 19, 2001;

         o     Our Current Report on Form 8-K dated July 16, 2001;

         o     Our Current Report on Form 8-K dated August 13, 2001;

         o     Our Current Report on Form 8-K dated October 24, 2001;

         o     Our Current Report on Form 8-K dated November 6, 2001;

         o     Our Current Report on Form 8-K dated November 16, 2001;

         o     Our Current Report on Form 8-K dated November 30, 2001;

         o     Our Current Report on Form 8-K dated January 30, 2002; and

         o The description of our common stock contained in our Registration Statement on Form 8-A (filed May 19, 1994) and as amended by our Registration Statement on Form S-3 (Registration No. 333-44272), including any amendment or report filed for the purpose of updating such description.

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         All documents that we file pursuant to Sections 13(a), 13(c), 14 or
15(d) of the Securities Exchange Act of 1934 after the date of this prospectus or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

         We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, Attention: Secretary (telephone number: (713) 693-4000). If you have any other questions regarding us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027) or by telephone ((713) 693-4000) or visit our website at www.weatherford.com.


                           FORWARD-LOOKING STATEMENTS

         This prospectus, our filings with the SEC and our public releases contain statements relating to our future results, including certain projections and business trends. These statements may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, the following factors as well as the factors discussed in the documents incorporated by reference into this prospectus.

o A downturn in market conditions could affect projected results. Any material changes in oil and gas supply and demand balance, oil and gas prices or other market trends would affect our results and would likely affect the forward-looking information provided by us. The oil and gas industry is extremely volatile and subject to change based on political and economic factors outside our control. In recent periods there has been a general decrease in prices for oil and natural gas, reflecting diminished demand attributable to world political and economic issues.

o Economic downturns could adversely affect demand for our products and services. The United States economy and most foreign economies have been weakening in recent periods. An extended regional and/or worldwide recession would result in lower demand and lower prices for oil and gas, which would adversely affect our revenues and income. At this time, we have assumed that material declines will be limited to North and Latin America and that such declines will not last for an extended period of time.

o A future reduction in the rig count could adversely affect the demand for our products and services. A material decline in the North American and international rig counts would adversely affect our results. Our forward-looking statements regarding our drilling products and services assume a modest improvement in the international rig count in 2002 and that no extended material declines in the worldwide rig count, in particular the domestic rig count, will occur.

o A material disruption in our manufacturing improvements could adversely affect some divisions of our business. We have recently increased our manufacturing capacity in our European completion operations through the addition of equipment and the consolidation of facilities. Our forward-looking statements assume that any further manufacturing expansion and consolidation will be completed without any material disruptions. If there are any disruptions or excess costs associated with manufacturing changes, our results could be adversely affected.

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o    Our success is dependent upon the integration of acquisitions. During 2001, we consummated various acquisitions of product lines and businesses, including the acquisitions of CiDRA OSS and Johnson Screens. The success of these acquisitions will be dependent on our ability to integrate these product lines and businesses with our existing businesses and eliminate duplicative costs. We incur various duplicative costs during the integration of the operations of acquired businesses into our businesses. Our forward-looking statements assume the successful integration of the operations of the acquired businesses and their contribution to our income during 2002. However, there can be no assurance that the expected benefits of these acquisitions will materialize. Integration of acquisitions is something that cannot occur in the short-term and that requires constant effort at the local level to be successful. Accordingly, there can be no assurance as to the ultimate success of these integration efforts.

o Our long-term growth strategy is dependent upon technological advances. Our ability to succeed with our long-term growth strategy is dependent in part on the technological competitiveness of our products and services. A central aspect of our growth strategy is to enhance the technology of our products and services, to expand the markets for many of our products through the leverage of our worldwide infrastructure and to enter new markets and expand in existing markets with technologically-advanced value-added products. These technological advances include our underbalanced drilling technology, our expandable technology, our rotary expansion systems and our recently added production optimization and fiber optic sensor technology. Our forward-looking statements have assumed above-average growth from these new products and services through 2002.

o Currency fluctuations could have a material adverse financial impact on our business. A material decline in currency rates in our markets could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. Our forward-looking statements assume no material impact from future changes in currencies.

o Changes in global trade policies could adversely impact our operations. Changes in global trade policies in our markets could impact our operations in these markets. We have assumed that there will be no material changes in global trading policies.

o Unexpected litigation and legal disputes could have a material adverse financial impact. If we experience unexpected litigation or unexpected results in our existing litigation that have a material effect on our financial results, the accuracy of the forward-looking statements would be affected. Our forward-looking statements assume that there will be no such unexpected litigation or results.

         Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC. For additional information regarding risks and uncertainties, please read our other current filings with the SEC under the Exchange Act and the Securities Act, particularly under "Management's Discussion and Analysis of Financial Condition and Results of Operations - Exposures" in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2001.

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                                  RISK FACTORS

         You should consider carefully the following factors, as well as the other information set forth or incorporated by reference in this prospectus (including the risks and other disclosure that are presented in our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Amendment No. 1 on Form 10K/A as filed April 27, 2001 and Amendment No. 2 on Form 10-K/A as filed May 8, 2001 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001), before tendering your Exchangeable Shares for shares of our common stock.

THE EXCHANGE OF EXCHANGEABLE SHARES IS TAXABLE.

         The exchange of Exchangeable Shares for our common stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange (put, retraction or redemption) and the length of time that the Exchangeable Shares were held before the exchange.

HOLDERS MAY BE REQUIRED TO MAKE AN ELECTION TO AVOID FUTURE UNITED STATES TAXES.

         While there can be no assurance with respect to the classification, for United States federal income tax purposes, of ER Acquireco, EP Amalco or ER Amalco as a passive foreign investment company, known as "PFIC," each of ER Acquireco, EP Amalco and ER Amalco believes that it did not constitute a PFIC during its taxable years ending before the acquisition of EP Amalco and ER Amalco. Presently, we intend to cause ER Acquireco to avoid PFIC status in the future, although there can be no assurance that we will be able to do so or that our intent will not change. A determination of the foreign corporation's status as a PFIC cannot be made until the close of the taxable year. ER Acquireco intends to monitor its status regularly, and promptly following the end of each taxable year, ER Acquireco will notify United States holders of Exchangeable Shares if it believes that ER Acquireco was a PFIC for that taxable year.

         If ER Acquireco becomes a PFIC during a United States holder's holding period for Exchangeable Shares, and the United States holder does not make an election to treat ER Acquireco as a qualified electing fund under Section 1295 of the United States Internal Revenue Code, then a United States holder may be subject to additional tax and interest on excess distributions with respect to, and gains from the disposition of, the Exchangeable Shares.

                                 USE OF PROCEEDS

         The common stock offered under this prospectus is issuable on exchange or redemption of Exchangeable Shares. We will not receive any cash proceeds on exchange or redemption for the Exchangeable Shares.

                          DESCRIPTION OF CAPITAL STOCK

         As of the date of this prospectus, we are authorized to issue up to 250,000,000 shares of common stock, par value $1.00 per share, and up to 3,000,000 shares of preferred stock, par value $1.00 per share. As of January 31, 2002, we had 118,352,498 shares of common stock and no shares of preferred stock outstanding. As of that date, we also had approximately 38.4 million shares of common stock reserved for issuance in connection with options or other awards outstanding under various employee or director incentive, compensation and option plans, and for issuance pursuant to conversions of our 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 and our Zero Coupon Convertible Senior Debentures due 2020.

         The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our certificate of incorporation, as amended, our bylaws, the Delaware General Corporation Law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

COMMON STOCK

         Subject to the rights of the holders of any outstanding shares of our preferred stock that may be outstanding from time to time and to those rights provided by law:

         - dividends may be declared and paid or set apart for payment upon our common stock out of any of our assets or funds legally available for the payment of dividends and may be payable in cash, stock or otherwise;

         - the holders of our common stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote; and

         - upon our voluntary or involuntary liquidation, dissolution or winding up, our net assets will be distributed pro rata to the holders of our common stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of our preferred stock.

         Although the holders of our common stock are generally entitled to vote for the approval of amendments to our certificate of incorporation, an amendment to our certificate of incorporation that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of our preferred stock then outstanding generally would not require a vote by our common stockholders.

         Holders of our common stock do not have any cumulative voting, redemption or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of our shares or our other securities. Holders of our common stock have no fixed dividend rights. Dividends may be declared by our board of directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future.

         Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by us of stock or any transaction from which the director derived an improper personal benefit. Our certificate of incorporation, as amended, provides that our directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the above described exceptions specified by Delaware law.

         As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with the Company for three years following the time such person became an interested stockholder unless:

         - before such person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

         - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by our directors who are also officers and by our employee stock plans, if any, that do not provide employees with the rights to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or

         - following the transaction in which such person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by the affirmative vote of the holders of two-thirds of our outstanding voting stock not owned by

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               the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if such extraordinary transaction is approved or not opposed by a majority of our directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

         The Registrar and Transfer Agent for our common stock is American Stock Transfer and Trust Company, New York, New York.

PREFERRED STOCK

         Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series by appropriate board resolutions. The following description of the terms of the preferred stock sets forth some of the general terms and provisions of our authorized preferred stock. If we offer preferred stock, the terms may include the following:

         - the series, the number of shares offered and the liquidation value of the preferred stock;

         -     the price at which the preferred stock will be issued;

         - the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

         -     the liquidation preference of the preferred stock;

         -     the voting rights of the preferred stock;

         - whether the preferred stock is redeemable, optionally or mandatorily, or subject to a sinking fund, and the terms of any redemption or sinking fund;

         - whether the preferred stock is convertible into, or exchangeable for, any other securities, and the terms of any conversion; and

         - any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

         This description of the terms of the preferred stock is not complete and will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

         Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. As a result, the issuance of shares of a series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any other of our preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock or other securities.

                              PLAN OF DISTRIBUTION

         In connection with the acquisition, ER Acquireco issued 1,375,000 Exchangeable Shares in exchange for all outstanding common shares of ER Amalco and EP Amalco. Our common stock may be issued to holders of Exchangeable Shares through the holder's election, ER Acquireco's redemption, or ER Acquireco's or our liquidation.

ELECTION OF HOLDERS TO RETRACT OR PUT EXCHANGEABLE SHARES

         Holders of Exchangeable Shares may elect at any time to have any or all of their Exchangeable Shares exchanged for an equal number of shares of our common stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. The holder's exercise of this election right may be effected by a retraction, if the holder requires ER Acquireco to purchase the Exchangeable Shares, or an exchange put, if the holder requires WCL to purchase the Exchangeable Shares. In either case the purchase price will be paid to the holder in our common stock.

         Retraction Right. Holders of Exchangeable Shares may retract by presenting to ER Acquireco the certificates representing the number of Exchangeable Shares the holder desires to retract, together with a signed notice of retraction specifying the number of Exchangeable Shares the holder wishes to retract and the date the holder desires to have ER Acquireco redeem the Exchangeable Shares, and acknowledging WCL's overriding right to purchase the Exchangeable Shares submitted for retraction as described below. This retraction date must be a business day between ten and 15 business days after ER Acquireco receives the notice of retraction. ER Acquireco may require the holder to submit additional documents to complete the retraction.

         Upon receipt of the Exchangeable Share certificates, the notice of retraction and other required documentation from the holder, ER Acquireco will immediately notify WCL of such retraction request. WCL will then have five business days to decide to exercise its retraction call right to purchase all of the Exchangeable Shares submitted by the holder. If WCL does not advise ER Acquireco within that five business day period of its decision to exercise this retraction call right, ER Acquireco will notify the holder as soon as possible thereafter that WCL will not exercise such right. A holder may revoke his or her notice of retraction at any time before the close of business on the business day before the retraction date. If the holder does not revoke his or her notice of retraction, on the retraction date the Exchangeable Shares that the holder has requested ER Acquireco to redeem will be acquired by WCL (assuming WCL exercises its retraction call right) or redeemed by ER Acquireco. In either case the holder will receive one share of our common stock for each Exchangeable Share retracted, plus an additional amount equivalent to all declared and unpaid dividends on Exchangeable Shares. WCL or ER Acquireco, as the case may be, will be entitled to liquidate some of the common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

         Exchange Put Right. In lieu of a retraction, holders of Exchangeable Shares may put their Exchangeable Shares to WCL in exchange for an equal number of shares of common stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares, by presenting to WCL the certificates representing the number of Exchangeable Shares the holder desires to put, together with a signed notice of put exercise specifying the number of Exchangeable Shares the holder wishes to put, and such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta) and the bylaws of ER Acquireco. WCL may require the holder to submit additional documents to complete the put.

         Upon receipt by WCL of the Exchangeable Share certificates, the notice of put and other required documentation from the holder, WCL will deliver (subject to receipt from Weatherford) to the holder one share of common stock for each Exchangeable Share put to WCL, plus an additional amount equivalent to all declared and unpaid dividends on Exchangeable Shares. WCL will be entitled to liquidate some of the common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

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REDEMPTION OF EXCHANGEABLE SHARES

         Subject to WCL's redemption call right described below, ER Acquireco must redeem all of the then outstanding Exchangeable Shares in exchange for an equal number of shares of common stock, plus an additional amount equivalent to all declared and unpaid dividends on Exchangeable Shares, on the automatic redemption date. The automatic redemption date is expected to be (i) December 19, 2006, (ii) a later date specified by the ER Acquireco board of directors, or
(iii) an earlier date specified by the ER Acquireco board of directors if there are fewer than 275,000 issued and outstanding Exchangeable Shares held by holders other than WCL or any other of our subsidiaries.

         WCL has a redemption call right to purchase on the automatic redemption date all of the outstanding Exchangeable Shares. To exercise the redemption call right, WCL must notify ER Acquireco at least 45 days before the automatic redemption date. ER Acquireco will, at least 30 days before the automatic redemption date, provide the registered holders of Exchangeable Shares with written notice of ER Acquireco's proposed redemption or WCL's purchase of the Exchangeable Shares. This notice will set out the formula for determining the number of shares of common stock to be received by holders of Exchangeable Shares and the automatic redemption date. ER Acquireco or WCL, as the case may be, will be entitled to liquidate some of the common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

LIQUIDATION OF ER ACQUIRECO OR WEATHERFORD

         In order that the holders of Exchangeable Shares will be able to participate on a pro rata basis with the other holders of our common stock in the distribution of our assets in connection with any liquidation of Weatherford, prior to such an event, all of the outstanding Exchangeable Shares will automatically be deemed to be exchanged for shares of our common stock. WCL will be deemed to have purchased each Exchangeable Share outstanding prior to the liquidation event. In connection with this exchange, holders of Exchangeable Shares will be deemed to be holders of our common stock and the certificates held by such holders previously representing the Exchangeable Shares will be deemed to represent an equal number of shares of our common stock. At the request of a holder of Exchangeable Share certificates, WCL will deliver to the holder certificates representing shares of our common stock.

         WCL has a liquidation call right to purchase all of the outstanding Exchangeable Shares in the event of a liquidation of ER Acquireco. To exercise the liquidation call right, WCL must notify ER Acquireco at least 30 days before the liquidation date in the event of a voluntary liquidation and at least five business days before the liquidation date in the event of an involuntary liquidation. ER Acquireco will notify the holders of Exchangeable Shares as to whether or not WCL has exercised its liquidation call right. Upon receipt by WCL of the Exchangeable Share certificates and such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta) and the bylaws of ER Acquireco, WCL will deliver to the holder one share of common stock for each Exchangeable Share held, plus an additional amount equivalent to all declared and unpaid dividends on Exchangeable Shares. WCL will be entitled to liquidate some of the common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

                                  LEGAL MATTERS

         Burt M. Martin, our Vice President - Law, has advised us with respect to the validity of the shares of common stock offered by this prospectus. Mr. Martin holds options to purchase 239,013 shares of common stock.

                                     EXPERTS

         The consolidated financial statements of Weatherford International, Inc. and the related consolidated financial statement schedule incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent

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public accountants, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.




















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